Official Committee of Unsecured Creditors
                             of Home Holdings, Inc.
                         c/o Anderson Kill & Olick, P.C.
                           1251 Avenue of the Americas
                          New York, New York 10020-1182

                                            March 4, 1998

To:   The Senior Noteholders of Home Holdings Inc.
      (the "Debtor"):

            The United States Trustee has appointed See More Light Investments, CS First Boston, Cerberus Partners and Contrarian Capital Management, LLC, as holders of the Debtor's 7% Senior Notes, due 1998, 7 7/8% Senior Notes due 2003, and/or 7 7/8% Senior Sinking Fund Notes (collectively, the "Senior Notes"), and The Bank of New York, as Indenture Trustee for the Senior Notes, to the Official Committee of Unsecured Creditors of Home Holdings Inc. (the "Committee"). The Committee has studied the Debtor's proposed Plan of Reorganization (the "Plan") and the accompanying Disclosure Statement and is writing to urge you to vote in favor of the Plan.

            As more fully set forth in the Disclosure Statement, under the Plan holders of Senior Notes will receive new notes with an aggregate principal value of approximately $70 million, earn-out notes (with payments based on potential tax savings related to net operating loss carryforwards), and membership units in a limited liability company which is to acquire stock of The Home Insurance Company ("Home Insurance"). Within sixty days of the Plan's effective date, Zurich Centre Group will commence a tender offer for the new notes at 99% of the principal amount plus accrued interest. A projection of the percentage recovery that holders of Senior Notes will receive is set forth on page vi of the Disclosure Statement. The

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Committee strongly recommends that you carefully examine the enclosed Disclosure
Statement and Plan fully.

            BASED UPON THE PRESENT FINANCIAL CONDITION OF THE DEBTOR AND ITS MAIN ASSET, HOME INSURANCE, THE COMMITTEE BELIEVES THAT THE PLAN IS IN THE BEST INTERESTS OF THE HOLDERS OF SENIOR NOTES AND URGES YOU TO VOTE TO APPROVE THE PLAN.


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